Exhibit 99.1

Fannie Mae Earns $4.2 Billion in Net Income in Third Quarter 2026
•Provided $103 billion in liquidity, including financing for nearly 103,000 first-time homebuyers
•Net worth reached $119.6 billion, up 3% quarter over quarter and 13% year over year
•Illustrative return on average required CET1(1) capital increased to 11.1%, up from 10.8% in the second quarter of 2026
•47% of single-family loans acquired went to low- and middle-income borrowers earning no more than 100% of area median income
WASHINGTON, DC – October 28, 2026 – Fannie Mae (FNMA/OTCQB) earned $4.2 billion in net income in the third quarter of 2026, compared with $4.0 billion in the second quarter of 2026, and increased its net worth to $119.6 billion as of September 30, 2026. Net revenues increased to $7.7 billion in the third quarter, compared with $7.6 billion in the second quarter of 2026. In addition to the increase in net revenues, the increase in net income reflects a shift from fair value losses to gains, partially offset by increased credit loss provision. Unrealized losses on available-for-sale securities drove an increase in other comprehensive losses.
William J. Pulte, Director, U.S. Federal Housing, and Chairman, Fannie Mae Board of Directors:
“Fannie Mae landed another strong performance this quarter, growing our net worth 13% year over year to $120 billion. Our continued focus on running an efficient business and reducing mortgage costs is delivering for American homeowners and renters—half the single-family loans we acquired went to low-and middle-income borrowers.”
Peter Akwaboah, Acting Chief Executive Officer and Chief Operating Officer, Fannie Mae:
“So far in 2026, we’ve provided $344 billion of liquidity, helping more than 295,000 first-time homeowners achieve the American Dream. Our talented team, strong business model, and solid balance sheet enable us to deliver on our mission while generating solid earnings, including $4.2 billion in net income in the third quarter.”
More information, including access to the webcast featuring our earnings presentation, our Third Quarter 2026 Form 10-Q, and other disclosures, can be found on our Quarterly and Annual Results webpage at fanniemae.com/financialresults.

Third Quarter 2026 Key Metrics

$4.2 billion	$119.6 billion	$7.7 billion
Net Income	Net Worth	Net Revenues(2)
($4.0 billion in 2Q 2026)	($116.5 billion in 2Q 2026)	($7.6 billion in 2Q 2026)

$4.1 trillion	10.25%	11.1%
Guaranty Book of Business	Administrative Expense Ratio(3)	Illust. Return on Avg. Req. CET1(1)
($4.1 trillion in 2Q 2026)	(10.72% in 2Q 2026)	(10.8% in 2Q 2026)

Business Impact and Quarterly Highlights

Mortgage Acquisitions
Enabled the financing of ~356,000 home purchases,
refinancings, and rental units in the third quarter of 2026

$103 billion in liquidity provided to mortgage market, supporting approximately 194,000 home purchases, 66,000 refinancings, and 96,000 rental units.

Helped nearly 103,000 first-time homebuyers purchase a home, representing 53% of single-family purchase acquisitions.

47% of single-family acquisitions went to low- and middle- income borrowers earning no more than 100% of area median income.

77% of multifamily units financed were affordable to renters earning no more than 100% of area median income.

Our foreclosure prevention solutions allowed more than 21,000 homeowners to remain in their homes.

Promoting greater choice and better access to homeownership through VantageScore 4.0 expansion.

Endnotes are presented on page 5

Third Quarter 2026	1

Summary of Financial Results
Chryssa C. Halley, Chief Financial Officer, Fannie Mae:
“Fannie Mae’s continued profitability underscores the stability of our guaranty fee-driven business model and the strength of our balance sheet—as well as our ability to deliver reliable liquidity in all market conditions. Bolstered by our more efficient operations and continued focus on safety and soundness, we increased net income to $4.2 billion in the third quarter and our net worth to $119.6 billion.”

Key Highlights — Third Quarter 2026

•
Net revenues increased to $7.7 billion, primarily consisting of guaranty fee income on the company’s $4.1 trillion guaranty book of business. The increase in net revenues was primarily driven by higher net interest income from portfolios, compared with 2Q 2026.

•
Provision for credit losses of $1.1 billion, compared with $485 million in 2Q 2026. The single-family provision primarily reflects higher actual and projected interest rates, newly acquired loans, and newly delinquent loans. The multifamily provision primarily reflects weakening credit metrics on multifamily loans, a decline in our near-term property value forecast, and elevated interest rates.

•	Non-interest expense increased to $2.1 billion, compared with 2Q 2026, driven primarily by a shift from other income to other expense, partially offset by lower administrative expenses.

•	Other gains totaled $724 million, driven primarily by net fair value gains.

•	Other comprehensive losses increased by $885 million, compared with 2Q 2026, driven by unrealized losses on available-for-sale securities.

Summary of Consolidated Financial Results

(Dollars in millions)	3Q26	2Q26	Variance	% Change	3Q25	Variance	% Change
Net interest income	$7,559	$7,493	$66	1%	$7,184	$375	5%
Fee and other income	92	72	20	28%	123	(31)	(25)%
Net revenues	7,651	7,565	86	1%	7,307	344	5%
Fair value gains (losses), net	630	(76)	706	NM	13	$617	NM
Investment gains (losses), net	94	53	41	77%	120	(26)	(22)%
Other gains (losses), net	724	(23)	747	NM	133	591	NM
(Provision) benefit for credit losses	(1,140)	(485)	(655)	(135)%	(338)	(802)	NM
Non-interest expense:
Administrative expenses(4)	(784)	(811)	27	3%	(819)	35	4%
Legislative assessments(5)	(924)	(934)	10	1%	(943)	19	2%
Credit enhancement expense(6)	(371)	(361)	(10)	(3)%	(409)	38	9%
Other income (expense), net(7)	(44)	38	(82)	NM	(96)	52	54%
Total non-interest expense	(2,123)	(2,068)	(55)	(3)%	(2,267)	144	6%
Income before federal income taxes	5,112	4,989	123	2%	4,835	277	6%
Provision for federal income taxes	(935)	(1,007)	72	7%	(976)	41	4%
Net income	$4,177	$3,982	$195	5%	$3,859	$318	8%
Other comprehensive income (loss)(8)	(1,037)	(152)	(885)	NM	(10)	(1,027)	NM
Total comprehensive income	$3,140	$3,830	$(690)	(18)%	$3,849	$(709)	(18)%
Net worth	$119,637	$116,497	$3,140	3%	$105,485	$14,152	13%

Third Quarter 2026	2

Single-Family Business
Jake Williamson, EVP, Head of Single-Family, Fannie Mae:
“We are focused on deepening our relationship with lenders by making it easier to do business with Fannie Mae and creating a better borrower experience. Pairing practical innovations, like credit score modernization, with sound risk management is key to our strategy.”

Single-Family Highlights — Third Quarter 2026

•	Single-family conventional acquisition volume decreased to $88.3 billion in 3Q 2026, compared with $111.2 billion in 2Q 2026.

•	Average single-family conventional guaranty book was largely unchanged at $3.56 trillion, compared with 2Q 2026.

•	Single-family net revenues remained largely unchanged at $6.3 billion, compared with 2Q 2026.

•
The average charged guaranty fee, net of TCCA fees, on the single-family conventional guaranty book increased to 49.1 basis points, compared with 49.0 basis points in 2Q 2026. The average charged guaranty fee on newly acquired conventional loans, net of TCCA fees, increased to 53.8 basis points, compared with 53.5 basis points in 2Q 2026.

•
Overall credit characteristics of the single-family conventional guaranty book were largely unchanged compared with the prior quarter, with a weighted-average mark-to-market loan-to-value ratio of 51% and a weighted-average FICO credit score at origination(9) of 753 as of Sep. 30, 2026.

•	Single-family serious delinquency rate increased to 0.62% as of Sep. 30, 2026, compared with 0.58% as of prior quarter end.(10)

•
Provision for single-family credit losses of $694 million, primarily associated with higher actual and projected interest rates, newly acquired loans, and newly delinquent loans. This compares with a provision of $226 million in 2Q 2026.

Single-Family Business Financial Results

(Dollars in millions)	3Q26	2Q26	Variance	% Change	3Q25	Variance	% Change
Net interest income	$6,268	$6,248	$20	— %*	$5,992	$276	5%
Fee and other income	68	53	15	28%	104	(36)	(35)%
Net revenues	6,336	6,301	35	1%	6,096	240	4%
Fair value gains (losses), net(11)	658	(130)	788	NM	(22)	680	NM
Investment gains (losses), net	92	50	42	84%	127	(35)	(28)%
Other gains (losses), net	750	(80)	830	NM	105	645	NM
(Provision) benefit for credit losses	(694)	(226)	(468)	NM	(269)	(425)	(158)%
Non-interest expense:
Administrative expenses(4)	(630)	(650)	20	3%	(669)	39	6%
Legislative assessments(5)	(912)	(924)	12	1%	(929)	17	2%
Credit enhancement expense(6)	(289)	(278)	(11)	(4)%	(330)	41	12%
Other income (expense), net(7)	(107)	(87)	(20)	(23)%	(129)	22	17%
Total non-interest expense	(1,938)	(1,939)	1	— %*	(2,057)	119	6%
Income before federal income taxes	4,454	4,056	398	10%	3,875	579	15%
Provision for federal income taxes	(812)	(863)	51	6%	(790)	(22)	(3)%
Net income	$3,642	$3,193	$449	14%	$3,085	$557	18%

Average charged guaranty fee on new conventional acquisitions, net of TCCA fees	53.8 bps	53.5 bps	0.3 bps	1%	56.3 bps	(2.5) bps	(4)%
Average charged guaranty fee on conventional guaranty book of business, net of TCCA fees	49.1 bps	49.0 bps	0.1 bps	— %*	48.5 bps	0.6 bps	1%

Third Quarter 2026	3

Multifamily Business
Kelly Follain, EVP, Head of Multifamily, Fannie Mae:
“Our Multifamily business continues to serve the market from a position of strength, with disciplined execution and a clear focus on making it easier for lenders and borrowers to do business with us. By combining the proven strength of the DUS model with innovative financing, technology solutions, and strong risk management, we are supporting the creation and preservation of quality, affordable rental housing.”

Multifamily Highlights — Third Quarter 2026

•	Multifamily acquisition volume increased to $14.5 billion in 3Q 2026, compared with $14.2 billion in 2Q 2026.

•	Multifamily guaranty book of business grew to $545.4 billion as of Sep. 30, 2026, an $800 million increase from June 30, 2026.

•	Multifamily net revenues increased to $1.32 billion in 3Q 2026, compared with $1.26 billion in 2Q 2026.

•	Average charged guaranty fees on overall multifamily book decreased by 0.6 basis points to 69.9 basis points as of Sep. 30, 2026, compared with 70.5 basis points as of June 30, 2026.

•
Weighted average original loan-to-value and debt service coverage ratios for the multifamily guaranty book were largely unchanged from the prior quarter at 63% and 1.9, respectively, as of Sep. 30, 2026.

•	Multifamily serious delinquency rate increased to 0.62% as of Sep. 30, 2026, compared with 0.60% as of prior quarter end.(12)

•
Provision for multifamily credit losses of $446 million, primarily reflecting weakening credit metrics on multifamily loans, a decline in our near-term property value forecast, and elevated interest rates. This compares with a provision of $259 million in 2Q 2026.

Multifamily Business Financial Results

(Dollars in millions)	3Q26	2Q26	Variance	% Change	3Q25	Variance	% Change
Net interest income	$1,291	$1,245	$46	4%	$1,192	$99	8%
Fee and other income	24	19	5	26%	19	5	26%
Net revenues	1,315	1,264	51	4%	1,211	104	9%
Fair value gains (losses), net(11)	(28)	54	(82)	NM	35	(63)	NM
Investment gains (losses), net	2	3	(1)	(33)%	(7)	9	NM
Other gains (losses), net	(26)	57	(83)	NM	28	(54)	NM
(Provision) benefit for credit losses	(446)	(259)	(187)	(72)%	(69)	(377)	NM
Non-interest expense:
Administrative expenses(4)	(154)	(161)	7	4%	(150)	(4)	(3)%
Legislative assessments(5)	(12)	(10)	(2)	(20)%	(14)	2	14%
Credit enhancement expense(6)	(82)	(83)	1	1%	(79)	(3)	(4)%
Other income (expense), net(7)	63	125	(62)	(50)%	33	30	91%
Total non-interest expense	(185)	(129)	(56)	(43)%	(210)	25	12%
Income before federal income taxes	658	933	(275)	(29)%	960	(302)	(31)%
Provision for federal income taxes	(123)	(144)	21	15%	(186)	63	34%
Net income	$535	$789	$(254)	(32)%	$774	$(239)	(31)%

Average charged guaranty fee rate on multifamily guaranty book of business, at period end	69.9 bps	70.5 bps	(0.6) bps	(1)%	72.4 bps	(2.5) bps	(3)%

Third Quarter 2026	4

Additional Matters

Fannie Mae’s Condensed Consolidated Statements of Operations and Comprehensive Income and Condensed Consolidated Balance Sheets for the third quarter of 2026 are available in the accompanying Annex; however, investors and interested parties should read the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2026 (“Third Quarter 2026 Form 10-Q”), which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its Third Quarter 2026 Form 10-Q. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s “3Q 2026 Earnings Presentation” and “3Q 2026 Financial Supplement” at www.fanniemae.com.

# # #

This release includes forward-looking statements regarding the company's future financial and mission performance and financial condition, as well as the company’s plans, and their impact. Actual outcomes could be materially different from what is set forth in these forward-looking statements due to a variety of factors, including those described in “Forward-Looking Statements” in the company’s Third Quarter 2026 Form 10-Q and in “Forward-Looking Statements,” “Risk Factors,” and elsewhere in the company’s annual report on Form 10-K for the year ended December 31, 2025.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Information contained on or accessible through our website is not incorporated into, and does not as a result of references to the company’s website form a part of, this release or any other report or document the company files with or furnishes to the Securities and Exchange Commission, and any references to the company’s website are intended to be inactive textual references only.

To learn more, visit fanniemae.com.

Endnotes
NM	Not meaningful
*	Represents less than 0.5%
(1)	Illustrative return on average required Common Equity Tier 1 (CET1) is designed to show what our return on capital would have been if our actual CET1 available capital had been equal to the CET1 capital requirement for the applicable periods. CET1 requirement as presented represents the company's average CET1 capital requirement including prescribed capital conservation buffer amount under the enterprise regulatory capital framework (which is not currently in effect while the company is in conservatorship) for the period as described below and not the amount of the company's actual available CET1 capital. As of September 30, 2026, the company's actual available CET1 capital was a deficit of $30 billion. For each applicable period, the illustrative return on average required CET1 ratio is calculated based on annualized year-to-date net income for the period divided by the average CET1 capital requirement for each quarter to date during the applicable year plus the fourth quarter of the previous year.
(2)	As presented in our Form 10-Q, net revenues consist of net interest income, and fee and other income.
(3)	Administrative expense ratio is calculated as administrative expenses divided by net revenues during the period. Administrative expenses consist of salaries and employee benefits and professional services, technology and occupancy expenses.
(4)	Consists of salaries and employee benefits and professional services, technology and occupancy expenses.
(5)
For single-family, consists of the portion of our single-family guaranty fees that is paid to Treasury pursuant to the TCCA, affordable housing allocations and FHFA assessments. For multifamily, consists of affordable housing allocations and FHFA assessments.

(6)
Consists of costs associated with freestanding credit enhancements, which primarily include the company’s Connecticut Avenue Securities® (“CAS”) and Credit Insurance Risk TransferTM programs, enterprise-paid mortgage insurance, and certain lender risk-sharing programs.

(7)	Primarily consists of foreclosed property income (expense), change in the expected benefits from our freestanding credit enhancements, and gains (losses) from partnership investments.
(8)	Primarily consists of unrealized gains (losses) on our available-for-sale (“AFS”) U.S. Treasury security investments.
(9)
Weighted-average FICO credit score at origination excludes loans for which FICO credit scores were unavailable and also excludes loans delivered with a VantageScore 4.0 credit score. Collectively these loans represented less than 0.5% of the single-family conventional guaranty book of business as of Sep. 30, 2026.

(10)	Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process. Our single-family serious delinquency rate is expressed as a percentage of our single-family conventional guaranty book of business based on loan count.
(11)	During the third quarter of 2026, we changed our methodology for allocating certain fair value gains and losses between our two business segments. For additional information refer to "Note 10, Segment Reporting" in our Third Quarter 2026 Form 10-Q.
(12)	Multifamily serious delinquency rate consists of multifamily loans that were 60 days or more past due based on unpaid principal balance, expressed as a percentage of our multifamily guaranty book of business.

Investor Contact: Yasaman Hekmat (yasaman_hekmat@fanniemae.com)
Media Contact: Matthew Classick (matthew_t_classick@fanniemae.com)

Third Quarter 2026	5

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars and shares in millions, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2026	2025	2026	2025
Interest income:
Mortgage loans	$39,962	$38,344	$118,161	$113,436
Securities purchased under agreements to resell	592	844	1,770	2,640
Investments in securities and other	1,068	789	2,721	2,328
Total interest income	41,622	39,977	122,652	118,404
Interest expense:
Short-term debt	(323)	(154)	(771)	(362)
Long-term debt	(33,740)	(32,639)	(99,631)	(96,702)
Total interest expense	(34,063)	(32,793)	(100,402)	(97,064)
Net interest income	7,559	7,184	22,250	21,340
Non-interest income:
Fair value gains (losses), net	630	13	675	347
Fee and other income	92	123	246	293
Investment gains (losses), net	94	120	(130)	100
Total non-interest income	816	256	791	740
(Provision) benefit for credit losses	(1,140)	(338)	(1,902)	(1,308)
Non-interest expense:
Salaries and employee benefits	(484)	(475)	(1,410)	(1,578)
Professional services, technology, and occupancy	(300)	(344)	(930)	(1,080)
Legislative assessments	(924)	(943)	(2,789)	(2,813)
Credit enhancement expense	(371)	(409)	(1,090)	(1,288)
Other income (expense), net	(44)	(96)	(155)	(440)
Total non-interest expense	(2,123)	(2,267)	(6,374)	(7,199)
Income before federal income taxes	5,112	4,835	14,765	13,573
Provision for federal income taxes	(935)	(976)	(2,886)	(2,736)
Net income	4,177	3,859	11,879	10,837
Other comprehensive income (loss)	(1,037)	(10)	(1,254)	(9)
Total comprehensive income	$3,140	$3,849	$10,625	$10,828
Net income	$4,177	$3,859	$11,879	$10,837
Dividends distributed or amounts attributable to senior preferred stock	(3,140)	(3,849)	(10,625)	(10,828)
Net income (loss) attributable to common stockholders	$1,037	$10	$1,254	$9
Earnings per share:
Basic	$0.18	$0.00	$0.21	$0.00
Diluted	0.18	0.00	0.21	0.00
Weighted-average common shares outstanding:
Basic	5,867	5,867	5,867	5,867
Diluted	5,893	5,893	5,893	5,893

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2026 Form 10-Q

Third Quarter 2026	6

FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions)

	As of
	September 30, 2026	December 31, 2025
ASSETS
Cash	$10,918	$11,452
Restricted cash (includes $17,687 and $22,848, respectively, related to consolidated trusts)	25,425	31,131
Securities purchased under agreements to resell (includes $16,050 and $18,425, respectively, related to consolidated trusts)	33,450	45,650
Investments in securities, at fair value	100,723	69,889
Mortgage loans:
Loans held for sale, at lower of cost or fair value	332	209
Loans held for investment, at amortized cost:
Of Fannie Mae	66,617	57,970
Of consolidated trusts	4,049,097	4,069,498
Total loans held for investment (includes $6,309 and $5,464, respectively, at fair value)	4,115,714	4,127,468
Allowance for loan losses	(9,415)	(8,364)
Total loans held for investment, net of allowance	4,106,299	4,119,104
Total mortgage loans	4,106,631	4,119,313
Advances to lenders	1,206	3,595
Deferred tax assets, net	9,707	9,828
Accrued interest receivable (includes $11,628 and $11,129, respectively, related to consolidated trusts)	12,567	11,689
Other assets	17,260	14,991
Total assets	$4,317,887	$4,317,538
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $11,457 and $11,320, respectively, related to consolidated trusts)	$12,593	$12,035
Debt:
Of Fannie Mae (includes $235 and $256, respectively, at fair value)	168,731	127,289
Of consolidated trusts (includes $14,728 and $15,060, respectively, at fair value)	4,000,518	4,053,140
Other liabilities (includes $1,717 and $1,719, respectively, related to consolidated trusts)	16,408	16,062
Total liabilities	4,198,250	4,208,526
Commitments and contingencies (Note 14)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $237,996 and $226,984, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(12,382)	(24,261)
Accumulated other comprehensive income (loss)	(1,234)	20
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity	119,637	109,012
Total liabilities and equity	$4,317,887	$4,317,538

See Notes to Condensed Consolidated Financial Statements in the Third Quarter 2026 Form 10-Q

Third Quarter 2026	7